
<ARTICLE>                  5

<PERIOD-TYPE>                                        9-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         DEC-31-1998
<CASH>                                               189,209
<SECURITIES>                                         2,106,527
<RECEIVABLES>                                        000
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               12,459,577
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       17,841,483<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           6,181,613
<TOTAL-LIABILITY-AND-EQUITY>                         17,841,483 <F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,918,414<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     1,819,055<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   664,364
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (2,432,564)<F5>
<EPS-PRIMARY>                                        (40.14)
<EPS-DILUTED>                                        000

<F1>Included  in Total Assets:  Tenant  security  deposits of $65,650,  Accounts receivable of $63,556, Investments in Local Limited Partnerships of $2,288,562, Mortgage escrow deposits of $195,296, Replacement reserves of $77,416, Deferred fees, net of accumulated amortization of $292,917 and Other assets of $102,773.
<F2>Included  in  Total  Liabilities  and  Equity:  Mortgage  notes  payable  of
$11,228,664, Notes payable of $6,533, Accounts payable to affiliates of $27,501, Accounts payable and accrued expenses of $303,904, Accrued interest payable of $198,212, Security deposits payable of $61,595 and Minority interests in Local Limited Partnerships of $166,539. <F3>Total Revenue includes: Rental of $1,601,147, Investment of $113,015 and Other of $204,252. <F4>Included in Other
Expenses: Asset management fees of $204,120, General and administrative of $163,248, Bad debt expense of ($68,223), Rental operations, exclusive of depreciation of $942,785, Property management fees of $68,326, Depreciation of $416,776 and Amortization of $92,023. <F5>Net loss reflects: Equity in losses of Local Limited Partnerships of $1,874,274 and Minority interests in losses of Local Limited Partnerships of $6,715

